Exhibit 10.4

January 12, 2004

Mr. Art Seaver, President

Greenville First Bank

112 Haywood Road

Greenville, SC  29607

Re:                             Consulting Services, Parkway Site

Dear Art:

I am pleased to offer the following consulting services for Greenville First’s new Bank facility (Project).  Cothran Properties, LLC will oversee, monitor or perform the following services and keep Greenville First Bank N.A.(GFB) advised regarding such services:

1.                                       Assist in the development and administration of the Project budget based upon owner input and requirements.

2.                                       Assist and advise GFB with the design build process. Help to define the scope and cost of the Project.  Assist and advise GFB in meeting the Project’s objectives in the most cost effective manner.

3.                                       Serve as liaison and advisor between Contractor, Architect and GFB and any governmental or regulatory bodies having jurisdiction over the Project.

4.                                       Oversee the obtaining of required licenses, permits and other approvals for construction of the Project.

5.                                       Assist GFB in selecting a general contractor, architect, civil engineers and other construction related firms involved in the construction of the site and building.

6.                                       Assist and advise GFB and serve as a liaison between the architect, contractors and vendors in compiling a scope of work, preliminary drawings, create bid packages and review the same for value engineering solutions.

7.                                       Serve as GFB’s primary point of contact in dealing with the Project team, i.e. architect, contractor, testing agents and engineers and monitor, schedule and oversee their activities.  Keep GFB informed of activities of the Project team.

8.                                       Process all draw requests from the general contractor after same is reviewed and approved by architect.

9.                                       Coordinate landscape and irrigation plan with landscape architect and GFB.

10.                                 Monitor the retainage as specified in the contract documents until completion of the Project.

11.                                 Monitor the general contractor’s coordination of major subcontractors such as the plumbing, electrical, and mechanical subcontractors plus monitor the general contractor’s ordering and schedule of delivery of items having a long lead time.

12.                                 Provide monthly review of all draw requests and compare completion percentages with actual work completed.

13.                                 Attend and participate in progress meetings and site inspections with the contractors and architect.

14.                                 Review all requested change orders and advise GFB regarding the same.

15.                                 Monitor the status of design preparation, design reviews, and/or revisions by the architect to assure compliance with the Project schedule.

16.                                 Monitor the progress of the work by the general contractor to assure work is proceeding pursuant to the Project schedule.

17.                                 Monitor and review the Project billings and estimated completion costs to assure the Project is proceeding within GFB’s Project budget.

The scope of services outlined above contemplates bringing the Project to a finished shell, mechanical systems roughed in, and the exterior complete and landscaped. Areas specifically excluded in the above scope of work would be, exterior colors and finishes, interior design, interior finishes, furnishings, equipment, and interior lighting.  The parties agree that Cothran Properties, LLC is not providing any warranty as to the work done by the general contractor, subcontractors or the architect. Furthermore, Cothran Properties, LLC shall not be held responsible for any cost overruns or other expenses which exceed the budget (whether resulting from delays in construction or otherwise).

With the services rendered above, it is understood that Cothran Properties, LLC will receive a consulting fee of Seventeen Thousand Five Hundred Dollars ($17,500.00).

Greenville First Bank N.A. will be responsible for all costs of the Project including all costs associated with the acquisition of the land, architectural fees, all construction costs, all license fees, related permit costs, and any and all other costs associated with the construction project.  The development fee will be paid as follows:

$5,000 due and payable upon substantial completion of the site and building plans.

$5,000 due and payable upon completion of the framing.

$7,500 due and payable upon substantial completion of the Building shell, paving and landscaping.

It is understood that the primary responsibility of Cothran Properties, LLC is to oversee the development/construction and to provide timely and accurate reporting to GFB.  The actual construction itself and the costs with respect thereto, are the responsibility of GFB, the general contractor, all subcontractors and the architects.  All decisions regarding change orders and related matters within the scope of this agreement which can affect the cost of the Project will be made by GFB and implemented through Cothran Properties, LLC unless otherwise instructed.  By countersigning this letter, GFB agrees to the limitation of responsibility and liability of Cothran Properties, LLC.

Cothran Properties, LLC, its officers, directors, employees and independent contractors shall not be liable for good faith errors in judgment nor for any causes of action, claims, demands, debts, injuries or deaths suffered by an employee or any other person connected with the development, construction, and improvement of the real property in that our relationship is that of agent to owner in principal only.

It is intended that this letter will constitute the agreement between Greenville First Bank N.A. and Cothran Properties, LLC for this Project.

Cothran Properties, LLC greatly appreciates the opportunity to be of service to Greenville First Bank N.A. on this Project.

Sincerely,

COTHRAN PROPERTIES, LLC

Mark A. Cothran
Member

:sm

Accepted by:	Date:

Print Name:

This contract shall only be payable if Greenville First Bank N.A. elects to go forward with the Project.